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                                Exhibit 3.2(b)
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Amendment No. 1 to Amended and Restated By-Laws of Marquette Electronics, Inc.

     1. Section 1 of Article IV be and is hereby amended to read as follows:

        "Section 1 - Number. The principal officers of the Corporation shall be a Chairman of the Board, a President and Chief Operating Officer, Vice Presidents, Divisional Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person except the offices of President and Secretary and the offices of President and Vice President."

     2. Section 7 of Article IV be and is hereby deleted in its entirety.

     3. Section 8 of Article IV be and is hereby amended by substituting for the phrase "in the absence of the President and the Co-President or in the event of their death", the phrase "in the absence of the President or in the event of his death".

     4. Section 8 is hereby renumbered to appear as Section 7 and a new Section 8 is hereby added, to read as follows:

        "Section 8 - The Division Presidents.
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     One or more division presidents, each of whose division shall be identified as part of his title, may be elected to manage and operate a business division of the Corporation recognized by the Board of Directors and shall report to the President and Chairman of the Board."

     5. This Amendment shall be known as Amendment No. 1 to the Amended and Restated By-Laws of Marquette Electronics, Inc.

     6. In all other respects, the Amended and Restated By-Laws of Marquette electronics, Inc. as adopted on January 8, 1996, shall remain in full force and effect.

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